EXHIBIT 99.2

Harrow Health, Inc.

Letter to Stockholders

May 5, 2022

To the Stockholders of Harrow Health, Inc.:

It’s a great honor to let you know that the Harrow team has delivered another consecutive quarter of record financial results, including a 43% increase in year-over-year revenues and a nearly 10% increase in sequential-quarter revenues. Business remains good and the future for Harrow remains brighter than ever!

We continue to make progress evolving our company from where we started in 2014, operating from a 2,500-square-foot pharmacy in Randolph, New Jersey, with no products and no customers. Today, we are a going, growing, and cash flowing national leader in the U.S. ophthalmic pharmaceuticals market, operating a state-of-the-art facility in Ledgewood, New Jersey, and serving as a trusted partner to many thousands of eyecare professionals each month.

For the first eight years of operations, while growing at about a 72% compound annual growth rate (CAGR), we built our business by developing, making, selling, and distributing proprietary compounded pharmaceutical products (CPPs) for the U.S. ophthalmic market. This has been a strong business for us, as we’ve helped U.S. ophthalmologists, optometrists, and millions of their patients by providing unique prescription pharmaceutical products that were often overlooked by much larger pharmaceutical companies. More than 9 out of 10 U.S. eyecare professionals use CPPs in their daily practices, and this has been a wonderful way for us to make critical medicines accessible at affordable prices. Today, we are on pace to ship about 3 million product units this year, and we are the national leader, by a wide margin, in the ophthalmic CPP business.

As promised over the last couple of years, the next major phase of our evolution will entail growing both the amount and overall percentage of our revenue that comes from branded pharmaceutical products (BPPs). In 2019, none of our revenue came from BPPs. In 2020, when we began selling DEXYCU®, this began to change. In 2021, with continued success selling DEXYCU and the addition of profits (only for the month of December) from IOPIDINE®, MAXITROL®, and MOXEZA® (the “New Products”), progress on this important metric continued. This year, in 2022, once we transition the New Drug Applications (NDAs) from the New Products to Harrow and begin marketing them under the Harrow umbrella, we expect an even greater increase.

Beginning in 2023, following the October 16, 2022, PDUFA target action date for AMP-100, we expect revenues for both CPPs and BPPs to grow and that the CPP/BPP ratio will begin to dramatically change. As I have mentioned on the last few conference calls, I believe that within 24 months of FDA-approval for AMP-100, revenue from BPPs should eclipse revenues from CPPs, causing the CPP/BPP ratio to go to <1. Further, we anticipate that our gross margins from BPPs will be larger than those from our CPP business, thereby causing our overall gross margins to begin to float higher. While we do not provide revenue forecasts, I hope this prognostication is welcome news to loyal Harrow stockholders.

As we get ready for the relaunch of the New Products and the launch of AMP-100, I cannot help but call out the quality of talent we are attracting as new executives/partners at Harrow. We have a new VP of Quality who has a multi-decade record of exceptional facility-level cGMP compliance. Our new Head of Supply Chain and Logistics is an experienced “ace” at building the kinds of systems and processes we require to deliver the results we are anticipating. Our new Head of Market Access is a tremendous talent who has bolstered my confidence to believe we will soon deliver a CPP/BPP ratio of less than 1; and our new Head of Marketing for our BPPs is a marketing ninja master, whose recent experience includes taking a product in the ophthalmic pharmaceutical category, with a similar reimbursement profile as AMP-100, from zero revenues to being a nine-figure annual revenue product. We are making other key hires and promoting others within our organization to fill key slots. These folks, along with so many others who have been my partners for many years – are just as good as it gets. I am so grateful to be able to work with the growing Harrow family.

We are working hard to unify our branding for our three core constituents: employees, stockholders, and customers. More to come on this, but we are excited to hopefully roll this out later this year, including new Harrow corporate messaging, to reflect our mission, vision, and values.

We continue to be “on the hunt” for underperforming FDA-approved products, NDA-ready (i.e., clinical studies completed), and late-stage development (i.e., de-risked from a clinical perspective) assets as acquisition and in-licensing targets. We are currently engaged in a handful of potential transactions at various stages, and while we cannot guaranty completion of any deal, we remain excited that potential partners seem highly motivated to work with us and leverage the Harrow commercial and distribution platform within the ophthalmic pharmaceutical space.

Also, allow me to express a bit of emotion: I love my job, and I love our company. Over the past decade plus, I committed to and have made a supererogatory investment of time working to build this company – days, nights, weekdays, and weekends. Lots of airplanes, hotels, depleted cell phone batteries, and time away from those I love. Our Board of Directors makes sure I am paid appropriately, and I own a fair share of the company – so I am not complaining. Frankly (and fortunately), there are many other employees in our company who can make the same statement as I can about their efforts and commitments. When you put forth that level of effort and that kind of commitment into something, you develop an affection for it – you intensely care about it. In this case – I am speaking of our company. That affection is for what we have built and what we are building – a company to be proud of, one that serves people in communities across our marvelous country, and delivers real value to both its customers, and especially, to its owners (i.e., you). I am so grateful to do what I love, to build something I love, and to feel this way about something that is worth loving!

And finally, before we get into the figures for the quarter, I want to shine a light on a beautiful big change we made during the first quarter. I have always believed in a culture of ownership. I believe that people who own something will nurture it and take better care of it. This relates to our company as well. Today, I am proud that every single Harrow employee owns stock options in Harrow. Some have fewer options than others, but everyone has a respectable amount. And importantly, as employees continue their service to our company, part of their remuneration will include the issuance of additional stock options. To be clear, we can never guaranty what value these stock options will have, but I take pride in knowing that all Harrow employees have the same opportunity I do – to be an owner of something they invest so much of their time, talent, and energy into – our company. And I might add that I strongly believe – it isn’t a bad time to be an owner of Harrow!

First Quarter Core Results

Beginning with this first quarter of 2022, along with Adjusted EBITDA, we are providing new non-GAAP financial metrics – Core Results, which we define as the after-tax earnings and metrics generated from our principal business. We believe that providing this information will give stockholders, analysts, and potential investors a better understanding of the Company’s earnings reports.

Our core gross margins are basically GAAP gross margins but with a non-cash add back for intangible asset amortization expenses – which for us, is primarily related to the amortization of the branded drug NDAs we acquired at the end of last year. Our core net income and core diluted net income per share metrics include add backs for intangible asset amortization (such as the NDAs mentioned above), investment losses and gains – such as those (i) we incur each quarter related to our equity method investment in Melt, (ii) the mark-to-market fair value of our Eton position, and (iii) other one-time extraordinary gains and losses, such as the gain we recorded last year related to the forgiveness of our PPP loan.

In the future, as we grow both organically and, potentially, through additional acquisitions, which may involve the amortization of NDAs, for example, our hope is these new metrics allow investors a useful – and to a certain extent, a more precise – insight into our core business; how we performed operationally, and how best to assess future earnings.

	For the Three Months Ended March 31,
	2022	2021
Net revenues	$22,120,000	$15,443,000
Gross margin	73%	76%
Core gross margin(1)	75%	76%
Net (loss) income	(2,438,000)	217,000
Core net income (1)	713,000	2,444,000
Adjusted EBITDA(1)	4,940,000	4,276,000
Diluted net (loss) income per share	(0.09)	0.01
Core diluted net income per share(1)	0.03	0.09

(1)	Core gross margin, core net income, and core diluted net income per share (“Core Results”), and Adjusted EBITDA are non-GAAP measures. For additional information, including a reconciliation of such Core Results and Adjusted EBITDA to the most directly comparable measures presented in accordance with GAAP, see the explanation of non-GAAP measures and reconciliation tables at the end of this Letter to Stockholders.

Financial Highlights and Key Metrics

Revenues of $22.1 million for the first quarter of 2022 represents our seventh consecutive quarter of record revenues, a 43% increase over prior-year revenues of $15.4 million as well as a nearly 10% sequential increase over revenues for the fourth quarter of 2021. Revenue growth was primarily the result of increased unit volumes sold and increased commissions from DEXYCU. First quarter results also included the profit transfer from IOPIDINE, MAXITROL, and MOXEZA from the prior owner. Once we complete the process of transferring the NDAs for the New Products to Harrow, which is expected to occur this June, we plan to re-launch and re-vitalize sales and marketing efforts in the U.S. under the Harrow umbrella and, as such, will then record full revenues for the New Products.

Revenue per shipping day was a record $351,000 in the first quarter of 2022, an 8% sequential increase over the fourth quarter of 2021.

The total number of product units we distributed was approximately 689,000 for the first quarter of 2022, a 10% sequential increase over the fourth quarter of 2021 and another distribution record for our company.

Core gross margin was 75% in the first quarter of 2022 compared with core gross margin of 76% in the prior-year first quarter.

As previewed in our last letter to stockholders, selling, general and administrative expenses for the first quarter of 2022 increased to $13.4 million over the prior-year quarter’s $8.2 million, largely as a result of our initiatives to add key talent, support the transition and implementation of recently acquired branded products, increased sales and marketing expenses associated with the expansion of our commercial activities, and increased stock-based compensation associated with performance (market-based vesting) stock units that were granted in 2021.

Research and development costs increased marginally to $658,000 in the first quarter of 2022, compared with $592,000 in the prior-year quarter.

GAAP operating income was $2.1 million for the first quarter of 2022, compared with $2.9 million during the same period last year.

Adjusted EBITDA was $4.9 million for the first quarter of 2022 compared with Adjusted EBITDA of $4.3 million reported in the prior-year quarter. Core net income was $713,000 for the first quarter of 2022 compared with core net income of $2.4 million in the first quarter of 2021.

Core diluted net income per share for the first quarter of 2022 was $0.03 compared with $0.09 during the same period last year.

A reconciliation of all non-GAAP financial measures in this letter begins on page 7.

Selected highlights regarding GAAP operating results for the three months ended March 31, 2022, and for the same period in 2021 are as follows:

	For the Three Months Ended March 31,
	2022	2021
Total revenues	$22,120,000	$15,443,000
Cost of sales	5,963,000	3,770,000
Gross profit	16,157,000	11,673,000
Selling, general and administrative	13,398,000	8,164,000
Research and development	658,000	592,000
Total operating expenses	14,056,000	8,756,000
Income from operations	2,101,000	2,917,000
Total other expense, net	4,539,000	2,700,000
Income taxes	-	-
Total net (loss) income	$(2,438,000)	$217,000
Net (loss) income per share of common stock, basic	$(0.09)	$0.01
Net (loss) income per share of common stock, diluted	$(0.09)	$0.01

Investments and Royalties

Harrow Health has non-controlling equity positions in Surface Ophthalmics, Melt Pharmaceuticals, and Eton Pharmaceuticals, companies founded as Harrow Health subsidiaries before being deconsolidated into independent and separately managed companies.

●	We own approximately 3.5 million shares of Surface Ophthalmics common stock, or about 20% of the outstanding equity interests. Harrow Health also owns royalty rights on all three active Surface drug development programs: (1) SURF-100 for chronic dry eye disease, (2) SURF-200 for acute dry eye, and (3) SURF-201 for pain and inflammation following ocular surgery.

To date, Surface has announced positive top-line SURF-201 Phase 2 data and importantly, Surface has achieved “database lock” for its landmark Phase 2 clinical trial for SURF-100, which compares five active arms of SURF-100 study drugs with the current market-leading prescription chronic dry eye treatments, Xiidra® and Restasis®. We are expecting top-line results for the SURF-100 program in a matter of weeks and a possible readout of top-line results for the SURF-200 Phase 2 study later in 2022.

●	We own approximately 3.5 million shares of Melt Pharmaceuticals common stock, or about 46% of the outstanding equity interests. We also own a $13.5 million senior secured note receivable from Melt and royalty rights on its flagship drug candidate, MELT-300.

We are very excited about MELT-300, a patented non-opioid sublingually delivered sedation and analgesia drug candidate. We believe that MELT-300 has the potential to transform the way U.S. cataract surgery patients are sedated. In addition, Melt’s drug candidates and related patented technologies have the potential for much broader application – beyond ophthalmic surgery and for a global market.

Melt began enrolling patients in a Phase 2 efficacy study of MELT-300 during the fourth quarter of 2021 and expects to report top-line clinical results in the second half of 2022. In early 2022, Melt announced the submission of INDs to the FDA for its drug candidates MELT-210 and MELT-400. We also expect to see material progress with the MELT-210 program in the coming months following its recent announcement of positive pharmacokinetic results.

●	We own just under 2.0 million shares of Nasdaq-listed Eton Pharmaceuticals (Nasdaq: ETON) common stock, an orphan drug-focused pharmaceutical company. We continue to be excited about our investment in Eton and believe in its mission.

Closing

Last quarter, based on what we internally forecasted and unannounced opportunities we were working on, we said that we believed 2022 would be a “break-out” year for Harrow. Our first quarter financial and operational results as well as progress on other fronts continue to validate that belief. We are seeing ongoing organic growth, and as we approach our October 16, 2022, PDUFA date, the opportunity presented by the launch of AMP-100 speaks for itself – a potentially reimbursable product for a market that exceeds 12 million procedures annually and in which Harrow has a meaningful commercial presence. In addition to AMP-100, we expect growth from several other initiatives: the relaunch of IOPIDINE, MAXITROL, and MOXEZA; the continued development of MAQ-100 following a planned meeting with FDA to finalize our development strategy; and the launch of several internally developed product families that address large unmet needs. As if that wasn’t enough, both Surface and Melt are slated to produce major value milestones – soon – and Eton Pharmaceuticals, of which we own 2 million shares, is starting to get serious commercial traction.

The results of years of collective work by the Harrow family in building a high growth, profitable, and market-impacting pharmaceutical company are emerging. While I am certain that not everything will go our way, we have a great shot at some or many things going our way. And this management team does have a decent record of executing? My point is that the impact of even some of these near-term events going our way should greatly reward patient Harrow stockholders.

Before I conclude this latest edition of our quarterly Letter to Stockholders, I want to express my appreciation to Perry Sternberg and Marty Makary, M.D., two exceptionally accomplished professionals who recently joined our Board of Directors and pay tribute to Dr. Robert J. Kammer (Bob) for being my partner for ten years. I recall how Bob and I met about 11 years ago. It was the summer of 2011, and Bob called me on the recommendation of a colleague. Bob didn’t pull any punches, when, in a matter of minutes, he asked me to help rescue what was then Transdel Pharmaceuticals (the former name of, and predecessor entity to, Harrow), which had just been put into bankruptcy. That first call was on a Thursday, and by the following Monday, after having never met one another, we, and a small group, gathered $1 million in new investment capital, which allowed me to begin work to pull Transdel out of bankruptcy and restructure what was a messy balance sheet. Once things were stabilized, I asked Andrew Boll, Harrow’s current CFO, with whom I had worked for many years in other businesses, to do his magic, aiding in the turnaround process and making the Company’s financials “current,” so that we could begin the tortuous path to get to the more stable ground we stand on today. Along the way, and like many entrepreneurial relationships, Bob and I shared many unforgettable moments, including some very high stress situations. What a heck of a decade that was! I will miss Bob on the Harrow Board of Directors, but rest-assured, his contributions will not be forgotten.

I look forward to sharing an update on our progress with you in my next Letter to Stockholders in August of 2022.

Sincerely,

Mark L. Baum

Founder, Chief Executive Officer and Chairman of the Board

Nashville, Tennessee

FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow Health’s control, including risks and uncertainties described from time to time in its SEC filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its FDA-approved products and compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC.

Harrow Health’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether because of new information, future events or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow Health refers to non-GAAP financial measures, specifically Adjusted EBITDA, adjusted earnings, core gross margin, core net income and core diluted net income per share. A reconciliation of non-GAAP measures with the most directly comparable GAAP measures is included in this letter.

No compounded formulation is FDA-approved. All compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks and trade names included or referenced in this publication are the property of their respective owners.

Non-GAAP Figures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA and Core Results, unaudited financial measures that are not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA and Core Results are considered “non-GAAP” financial measures within the meaning of Regulation G promulgated by the SEC. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA and Core Results provide meaningful supplemental information regarding the Company’s performance because (i) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) they exclude the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) they are used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA, Core Results, and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net (loss) income attributable to Harrow Health, Inc., excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, investment loss, net, gain or forgiveness of debt, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net (loss) income attributable to Harrow Health, Inc. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net (loss) income as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net (loss) income for the three months ended March 31, 2022, and for the same period in 2021:

	For the Three Months Ended March 31,
	2022	2021
GAAP net (loss) income	$(2,438,000)	$217,000
Stock-based compensation and expenses	2,016,000	855,000
Interest expense, net	1,792,000	513,000
Income taxes	-	-
Depreciation	419,000	464,000
Amortization of intangible assets	404,000	40,000
Investment loss, net	2,747,000	4,154,000
Gain on forgiveness of debt	-	(1,967,000	)(1)
Adjusted EBITDA	$4,940,000	$4,276,000

(1)	Gain on forgiveness of Paycheck Protection Program loan administered by the U.S. Small Business Administration.

Core Results

Harrow Health Core Results, including core gross margin, core net income, core operating income, core EPS (basic and diluted), and core operating margin, exclude all amortization and impairment charges of intangible assets, excluding software development costs, net gains and losses on investments and equity securities, including equity method gains and losses and equity valued at fair value through profit and loss (“FVPL”), and gains/losses on forgiveness of debt. In other periods, Core Results may also exclude: fair value adjustments of financial assets in the form of options to acquire a company carried at FVPL, obligations related to product recalls, certain acquisition related items, the integration and divestment related income and expenses, divestment gains and losses, restructuring charges/releases and related items, legal related items, gains/losses on early extinguishment of debt or debt modifications, impairments of property, plant and equipment and software, as well as income and expense items that management deems exceptional and that are or are expected to accumulate within the year to be over a $100,000 threshold.

The following is a reconciliation of Core Results, a non-GAAP measure, to the most comparable GAAP measure for the three months ended March 31, 2022, and for the same period in 2021:

	For the Three Months Ended March 31, 2022
	GAAP Results	Amortization of Certain Intangible Assets	Investment Losses	Core Results
Gross profit	$16,157,000	$341,000	$-	$16,498,000
Gross margin	73%			75%
Operating income	2,101,000	404,000	-	2,505,000
(Loss) income before taxes	(2,438,000)	404,000	2,747,000	713,000
Taxes	-	-	-	-
Net (loss) income	(2,438,000)	404,000	2,747,000	713,000
Basic EPS ($)(1)	(0.09)	-	-	0.03
Diluted EPS ($)(1)	(0.09)	-	-	0.03
Operating margin	9%	-	-	11%
Weighted average number of shares of common stock outstanding, basic	27,226,819	-	-	27,226,819
Weighted average number of shares of common stock outstanding, diluted	27,226,819	-	-	28,317,740

	For the Three Months Ended March 31, 2021
	GAAP Results	Amortization of Certain Intangible Assets	Investment Losses	Gain on Forgiveness of Debt	Core Results
Gross profit	$11,673,000	$-	$-	$-	$11,673,000
Gross margin	76%	-	-	-	76%
Operating income	2,917,000	40,000	-	-	2,957,000
(Loss) income before taxes	217,000	40,000	4,154,000	(1,967,000)	2,444,000
Taxes	-	-	-	-	-
Net (loss) income	217,000	40,000	4,154,000	(1,967,000)	2,444,000
Basic EPS ($)(1)	0.01	-	-		0.09
Diluted EPS ($)(1)	0.01	-	-		0.09
Operating margin	19%	-	-		19%
Weighted average number of shares of common stock outstanding, basic	26,019,255	-	-		26,019,255
Weighted average number of shares of common stock outstanding, diluted	27,480,622	-	-		27,480,622

(1)	Core basic earnings per share is calculated using the weighted-average shares of common stock outstanding during the period. Core diluted earnings per share also contemplates dilutive shares associated with equity-based awards and warrants as described in Note 2 and elsewhere in the Condensed Consolidated Interim Financial Statements filed with the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022.

Investment Portfolio

(includes Non-GAAP Values)

	March 31, 2022
Company	Number of Shares of Common Stock	Management Estimated Value
Eton Pharmaceuticals	1,982,000	$8,641,520
Surface Ophthalmics	3,500,000	15,750,000	(1)
Melt Pharmaceuticals	3,500,000	17,500,000	(2)
Melt Pharmaceuticals – Secured Loan + PIK	-	14,520,651	(3)
Estimated Total Value		$56,412,171

(1)	Represents a non-GAAP value, calculated as the purchase and conversion price ($4.50) of the Series A-1 Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at March 31, 2022.
(2)	Represents a non-GAAP value, calculated as the purchase and conversion price ($5.00) of the Series A Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at March 31, 2022.
(3)	Represents the principal balance owed under the loan agreement including interest paid in kind (or PIK). In accordance with ASC 323, Harrow’s presentation of this loan receivable on its consolidated balance sheet is presented at its carry value less reductions in the carry value related to Harrow’s share of Melt equity losses.

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